                                                                    EXHIBIT 12.1
                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)


                                                                    YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED
                                                 ----------------------------------------------------------      SEPTEMBER 30,
                                                   1999       2000        2001          2002        2003             2004
                                                 ---------  ---------   ---------    ---------    ---------   -----------------
Earnings
   Income (loss) before income taxes, equity in
      income  (loss) of investees, minority
      interest and discontinued operations ....  $  87,494  $ 173,154   $(438,498)   $(564,309)   $ (45,303)        $  13,466

   Interest expense ...........................     61,803    127,027     138,629      143,441      138,775           105,332

   Amortization of debt issuance costs ........      3,466      7,013      22,321        8,251        7,428             4,333

   Interest portion of rent ...................      3,481      4,567       7,282        4,995        5,463             4,185

   Less (earnings) loss of affiliates .........      2,622         --          --           --           --                --
                                                 ---------  ---------   ---------    ---------    ---------         ---------

                                                 $ 158,866  $ 311,761   $(270,266)   $(407,622)   $ 106,363         $ 127,316
                                                 =========  =========   =========    =========    =========         =========

Fixed Charges
   Interest expense ...........................  $  61,803  $ 127,027   $ 138,629    $ 143,441    $ 138,775         $ 105,332

   Amortization of debt issuance costs ........      3,466      7,013      22,321        8,251        7,428             4,333

   Interest portion of rent ...................      3,481      4,567       7,282        4,995        5,463             4,185
                                                 ---------  ---------   ---------    ---------    ---------         ---------

                                                 $  68,750  $ 138,607   $ 168,232    $ 156,687    $ 151,666         $ 113,850
                                                 =========  =========   =========    =========    =========         =========

Ratio of earnings to fixed charges                    2.3x       2.2x        -- x(1)      -- x(1)      -- x(1)           1.1x
                                                 =========  =========   =========    =========    =========         =========

(1) The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

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